UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 27, 2017

Laureate Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38002	52-1492296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 South Exeter Street

Baltimore, MD 21202

(Address of principal executive offices, including zip code)

(410) 843-6100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.  Other Events.

On December 27, 2017, LEI China Limited, a Hong Kong private limited company (the “Seller”), a wholly owned subsidiary of Laureate Education, Inc. (the “Company”), entered into a Share Purchase Agreement (the “Agreement”) with China YuHua Education Investment Limited, a British Virgin Islands corporation (the “Purchaser”), a wholly-owned subsidiary of China YuHua Education Corporation Limited.  Pursuant to the Agreement, the Purchaser will purchase from the Seller all of the issued and outstanding shares in the capital of LEI Lie Ying Limited, a Hong Kong private limited company (“LEILY”).  LEILY is the legal and beneficial owner of a 70% equity interest in Hunan Lie Ying Industry Co., Ltd., a Sino-foreign equity joint venture organized under the laws of the People’s Republic of China, which in turn owns 100% of the sponsorship or equity interests in the following entities: Hunan International Economics University; Hunan Lie Ying Mechanic School; Hunan Lie Ying Property Management Co., Ltd.; and Hunan International Economics University Vocational Skills Training Center (collectively, the “Entities”).

The transaction value under the Agreement will be the Hong Kong Dollar (HK$) equivalent of RMB 1,430 million (US dollar equivalent of $218.5 million at current exchange rates), which comprises cash payment of HK$ equivalent of RMB1,215,159,369 (US dollar equivalent of $185.7 million at current exchange rates) (the “Purchase Price”, calculated based on applicable exchange rates), subject to customary adjustments post-closing, and payment of RMB 214,840,631 (US dollar equivalent of $32.8 million at current exchange rates) by an affiliate of the Purchaser to Laureate Investment Consulting (Shanghai) Co., Ltd., a wholly-owned subsidiary of the Seller (“Laureate Shanghai”), for assignment of Laureate Shanghai’s creditor’s right over a debt owed by Hunan International Economics University. The parties expect that the transaction will close by December 29, 2017, subject to customary closing conditions.

Within three Business Days after the date of the Agreement the Purchaser will pay into escrow the HK$ equivalent of RMB 715 million (the “Escrow Amount”, calculated based on the applicable exchange rate). On the closing date, the parties will instruct the escrow agent to release to the Seller either: (x) the Escrow Amount, if as of such date all closing conditions have been satisfied, or (y) the HK$ equivalent of RMB 455 million (the “Released Amount”, calculated based on the applicable exchange rate) if, as of such date, certain events have occurred despite the Purchaser’s decision to proceed with the Closing, in which case the difference between the Escrow Amount and the Released Amount, which is the HK$ equivalent of RMB 260 million, will remain in the escrow account and serve as a deposit (the “Deposit”). The Deposit will be distributed to the Seller pursuant to the terms and conditions of the escrow agreement. On the closing date, the Purchaser will pay to the Seller the HK$ equivalent of RMB 320,159,369 (the “Closing Payment”, calculated based on the applicable exchange rate), which amount may be reduced by up to the HK$ equivalent of RMB 50 million if certain conditions are not satisfied as of such date. Six months after the closing date, the Purchaser shall pay to the Seller the HK$ equivalent of RMB 180 million (the “Holdback Payment”), subject to deduction of any indemnifiable losses payable by the Seller to the Purchaser pursuant to the Agreement.

For the 12-month period ended September 30, 2017, the Entities, in which the Company has a 70% equity interest, collectively had $63.1 million in revenue, $18.7 million in operating income and $7.7 million in depreciation and amortization and as of September 30, 2017 collectively had approximately 29,250 students.

Forward-Looking Statements

This Current Report on Form 8-K includes certain disclosures which contain “forward-looking statements” within the meaning of the U.S. federal securities laws, which involve risks and uncertainties.  You can identify forward-looking statements because they contain words such as “expect” or similar expressions that concern the Company’s strategy, plans or intentions.  Any statements we make relating to the closing date of the transaction described herein is a forward-looking statement.  Forward-looking statements are based on the Company’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 under the caption “Risk Factors.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.

By:	/s/ Eilif Serck-Hanssen
Eilif Serck-Hanssen
President, Chief Financial Officer and Chief Administrative Officer

Date: December 27, 2017

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